Exhibit 99.1

Professional Diversity Network, Inc. Announces Financial Results for the Quarter and Fiscal Year Ended December 31, 2025

Chicago, IL, March 31, 2026 (GLOBE NEWSWIRE) — Professional Diversity Network, Inc. (NASDAQ:IPDN), (“IPDN” or the “Company”), a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse and specialized individuals, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2025.

“During fiscal year 2025, the Company generated approximately $6.55 million in revenue, reflecting a 2.7% decline from the prior year amid a challenging macroeconomic and workforce environment,” said Yiran Gu, CFO of Professional Diversity Network, Inc. “While weaker hiring demand, reduced employer spending, and lower membership activity impacted TalentAlly and NAPW’s performance, growth in RemoteMore’s contracted software development services, driven by increased demand for remote engineering and outsourced technical solutions, partially offset these declines.”

“Although our recently acquired copyright assets had not generated revenue as of December 31, 2025, we believe these investments position the Company to capture higher-growth, technology-enabled opportunities,” said Xun Wu, CEO of Professional Diversity Network, Inc. “We are actively repositioning the business to diversify revenue streams and strengthen long-term financial performance.”

Fourth Quarter Financial Highlights:

●

Net cash provided by financing activities was approximately $6.83 million for the year ended December 31, 2025, compared to approximately $4.57 million in 2024, reflecting increased capital raising activities.

●	Contracted software development revenue grew significantly to approximately $2.73 million in 2025 from approximately $1.83 million in 2024, reflecting strong demand for remote engineering and outsourced technical services.

●	Sales and marketing expenses decreased to approximately $1.91 million in 2025 from approximately $2.75 million in 2024, reflecting improved cost management and operational efficiency.

●	The Company invested approximately $6.93 million in copyright-related assets during fiscal year 2025 through cash and non-cash stock consideration as part of its ongoing strategy to expand into intellectual property–based initiatives.

●	In addition, the Company acquired approximately $2.59 million of digital token assets as part of its broader strategy to participate in blockchain-enabled ecosystems and digital asset markets.

Financial Results for the Three Months Ended December 31, 2025

Revenues

During the three months ended December 31, 2025, our TalentAlly Network generated approximately $787,000 of comparable revenues compared to approximately $1,002,000 in revenues during the three months ended December 31, 2024, a decrease of approximately $215,000 or 21.5 percent.

During the three months ended December 31, 2025, NAPW Network's revenue was approximately $80,000, compared to revenues of approximately $92,000 during the same period in the prior year, a decrease of approximately $12,000 or 13.0 percent.

During the three months ended December 31, 2025, RemoteMore's revenue was approximately $802,000, compared to revenues of approximately $526,000 during the same period in the prior year, an increase of approximately $276,000 or 52.5 percent.

Costs and Expenses

Cost of revenues during the three months ended December 31, 2025 was approximately $1,107,000, an increase of approximately $437,000, or 65.2 percent, from approximately $670,000 during the same period of the prior year.

General and administrative expenses increased by approximately $2,014,000, or 203.6 percent, to approximately $3,003,000 during the three months ended December 31, 2025, as compared to the same period in the prior year.

Net Loss from Continuing Operations

As the result of the factors discussed above, during the three months ended December 31, 2025, we incurred a net loss of approximately $2,903,000 from continuing operations, an increase in the net loss of approximately $2,123,000 or 272.2 percent, compared to a net loss of approximately $780,000 during the three months ended December 31, 2024.

Financial Results for the Year Ended December 31, 2025

Revenues

Total revenues for the year ended December 31, 2025 decreased approximately $184,000, or 2.7%, to approximately $6,547,000 from approximately $6,731,000 during the prior year.

During the year ended December 31, 2025, TalentAlly Network generated approximately $3,477,000 in revenue compared to approximately $4,472,000 in revenues during the year ended December 31, 2024, a decrease of approximately $995,000, or 22.2 percent.

During the year ended December 31, 2025, NAPW Network's revenue was approximately $343,000, compared to revenues of approximately $429,000 during the prior year, a decrease of approximately $86,000 or 20.0 percent.

During the year ended December 31, 2025, RemoteMore's revenue was approximately $2,727,000, compared to revenues of approximately $1,830,000 during the prior year, a increase of approximately $897,000 or 49.0 percent.

Costs and Expenses

Cost of revenues during the year ended December 31, 2025 was approximately $3,724,000, a increase of approximately $1,078,000, or 40.7 percent, from approximately $2,646,000 during the prior year.

General and administrative expenses increased by approximately $3,672,000, or 103.9 percent, to approximately $7,206,000 during the year ended December 31, 2025, compared to the prior year.

Net Loss from Continuing Operations

During the year ended December 31, 2025, we incurred a net loss of approximately $6,511,000 from continuing operations, a increase in the net loss of approximately $3,916,000 or 150.9 percent, compared to a net loss of approximately $2,595,000 during the same period in the prior year.

Summary Financial Information

Amounts in following tables are in thousands except for per share amounts and outstanding shares.

Summary of Financial Position

	December 31,	December 31,
	2025	2024
	(in thousands)
Current Assets:
Cash and cash equivalents	$217	$1,731
Restricted cash	1,250	$-
Other current assets	1,093	1,496
Total current assets	$2,560	$3,227
Long-term assets	15,308	4,755
Total Assets	$17,868	$7,982

Total current liabilities	$6,603	$2,956
Total long-term liabilities	82	185
Total liabilities	$6,685	$3,141

Total stockholders’ equity	11,750	5,322
Total stockholders’ equity – noncontrolling interests	(567)	(481)
Total liabilities and stockholders’ equity	$17,868	$7,982

Summary of Financial Operations

	Year Ended
	December 31,		Change	Change
	2025	2024	(Dollars)	(Percent)
	(in thousands)
Revenues:
Membership fees and related services	$343	$429	$(86)	(20.0)%
Recruitment services	3,456	4,434	(978)	(22.1)%
Contracted software development	2,727	1,830	897	49.0%
Consumer advertising and marketing solutions	21	38	(17)	(44.7)%
Total revenues	$6,547	$6,731	$(184)	(2.7)%

Cost and expenses:
Cost of revenues	$3,724	$2,646	$1,078	40.7%
Sales and marketing	1,911	2,752	(841)	(30.6)%
General and administrative	7,206	3,534	3,672	103.9%
Depreciation and amortization	158	204	(46)	(22.5)%
Total pre-tax cost and expenses:	$12,999	$9,136	$3,863	42.3%

Loss from continuing operations, net of tax	$(6,511)	$(2,595)	$(3,916)	(150.9)%

Basic and diluted loss per share:
Continuing operations	$(2.11)	$(2.07)

Weighted average outstanding shares used in computing net loss per common share:
Basic and diluted	3,080,246	1,252,300

	Three Months Ended
	December 31,		Change	Change
	2025	2024	(Dollars)	(Percent)
	(in thousands)
Revenues:
Membership fees and related services	$80	$92	$(12)	(13.0)%
Recruitment services	783	994	(211)	(21.2)%
Contracted software development	802	526	276	52.5%
Consumer advertising and marketing solutions	4	8	(4)	(50.0)%
Total revenues	$1,669	$1,620	$49	3.0%

Cost and expenses:
Cost of revenues	$1,107	$670	$437	65.2%
Sales and marketing	413	516	(103)	(20.0)%
General and administrative	3,003	989	2,014	203.6%
Depreciation and amortization	37	41	(4)	(9.8)%
Total pre-tax cost and expenses:	$4,560	$2,216	$2,344	105.8%

Loss from continuing operations, net of tax	$(2,903)	$(780)	$(2,123)	272.2%

Basic and diluted loss per share:
Continuing operations	$(0.53)	$(0.55)

Weighted average outstanding shares used in computing net loss per common share:
Basic and diluted	5,431,025	1,421,079

Summary of Cash Flows from Continuing Operations

	Year Ended December 31,
Cash (used in) provided by continuing operations	2025	2024
	(in thousands)
Operating activities	$(2,087)	$(2,501)
Investing activities	(5,004)	(963)
Financing activities	6,827	4,568
Net increase in cash, cash equivalents, and restricted cash from continuing operations	$(264)	$1,104

Professional Diversity Network, Inc. and Subsidiaries

Non-GAAP (Adjusted) Financial Measures

We believe Adjusted EBITDA provides a meaningful representation of our operating performance that provides useful information to investors regarding our financial condition and results of operations. Adjusted EBITDA is commonly used by financial analysts and others to measure operating performance. Furthermore, management believes that this non-GAAP financial measure may provide investors with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. However, while we consider Adjusted EBITDA to be an important measure of operating performance, Adjusted EBITDA and other non-GAAP financial measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Further, Adjusted EBITDA, as we define it, may not be comparable to EBITDA, or similarly titled measures, as defined by other companies.

The following non-GAAP financial information in the tables that follow is reconciled to comparable information presented using GAAP, derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data.

The adjustments for the three months and year ended December 31, 2024 relate to stock-based compensation, loss attributable to noncontrolling interest, depreciation and amortization, interest and other income and income tax benefit.

The adjustments for the three months and year ended December 31, 2025 relate to stock-based compensation, loss attributable to noncontrolling interest, depreciation and amortization, interest and other income and income tax benefit.

	Three Months Ended December 31,
	2025	2024
	(in thousands)
Loss from Continuing Operations	$(2,903)	$(781)
Stock-based compensation	3,555	37
Loss attributable to noncontrolling interest	8	19
Depreciation and amortization	37	41
Other (expense) income, net	13	185
Income tax expense (benefit)	-	-
Adjusted EBITDA	$710	$(499)

	Year Ended December 31,
	2025	2024
	(in thousands)
Loss from Continuing Operations	$(6,511)	$(2,595)
Share-based compensation	3,596	175
Loss attributable to noncontrolling interest	60	84
Depreciation and amortization	158	204
Other income (expense)	59	184
Income tax expense (benefit)	-	6
Adjusted EBITDA	$(2,638)	$(1,942)

About Professional Diversity Network

Professional Diversity Network, Inc. (NASDAQ: IPDN) is a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse professionals. We operate subsidiaries in the United States including National Association of Professional Women (NAPW) and its brand, International Association of Women (IAW), which is one of the largest, most recognized networking organizations of professional women in the country, spanning more than 200 industries and professions. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBTQ+ and disabled persons globally.

Forward-Looking Statements

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recently filed Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. Our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, together with this press release and the financial information contained herein, are available on our website, www.prodivnet.com. Please click on “Investor Relations.”

Investor Inquiries:

investors@ipdn.com

+1 (312) 614-0950

Source: Professional Diversity Network, Inc.

Released March 31, 2026